Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, April 9, 2012

Source: Inrad Optics, Inc.

INRAD OPTICS, INC. CHANGES STOCK SYMBOL TO “INRD”

NORTHVALE, NJ, April 9 – Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) (OTC Bulletin Board: INRD) today announced that the Financial Industry Regulatory Authority (FINRA) has approved the change of the Company’s stock symbol from “PHPG” to “INRD” effective April 9, 2012. The new stock symbol reflects the Company’s name change from Photonic Products Group, Inc. to Inrad Optics, Inc. which was previously announced.

Joe Rutherford, President and CEO of Inrad Optics, Inc. commented, “We are pleased that FINRA has approved the use of “INRD” as our new stock symbol. This completes the formal phase of our name change transition to Inrad Optics and I am confident the new symbol will provide a more effective link for our customers, shareholders and potential investors with the Company’s business.”

Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) was incorporated in New Jersey in 1973. In January 2012, the Company’s Board of Directors and shareholders approved the name change to Inrad Optics, Inc. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics”.

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2011. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.